Exhibit 99.1

NATIONAL COAL CORP. RECEIVES LETTER FROM NASDAQ REGARDING
NONCOMPLIANCE WITH MINIMUM BID PRICE RULE

Knoxville, Tenn. – (January 8, 2009) – National Coal Corp. (Nasdaq: NCOC), a Central and Southern Appalachian coal producer, was notified by The Nasdaq Stock Market on January 5, 2010 it is not in compliance with Nasdaq Marketplace Rule 5450(a)(1) because shares of its common stock closed at a per share bid price of less than $1.00 for 30 consecutive business days. In accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), the Company has 180 calendar days, or until July 6, 2010, to regain compliance. National Coal Corp. will seek to regain compliance within this 180 day cure period. This notification has no effect on the listing of the Company's common stock at this time.

To regain compliance with the minimum bid price rule, the closing bid price of National Coal Corp.’s common stock must close at $1.00 per share or more for a minimum of ten consecutive business days.

About National Coal Corp.
Headquartered in Knoxville, Tenn., National Coal Corp., through its wholly owned subsidiary, National Coal Corporation, is engaged in coal mining in East Tennessee.  Currently, National Coal employs about 325 people. National Coal sells steam coal to electric utilities and industrial companies in the Southeastern United States.  For more information and to sign-up for instant news alerts visit www.nationalcoal.com.

Information about Forward Looking Statements
This release contains “forward-looking statements” that include information relating to future events and future financial and operating performance.  Examples of forward-looking  statements in this press release include  statements  regarding the  Company's  efforts  to regain  compliance with The Nasdaq  Stock Market's Minimum  Bid Price Rule and  continue  the  listing of its common stock on The Nasdaq Stock Market. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved.  Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: (i) the worldwide demand for coal; (ii) the price of coal; (iii) the price of alternative fuel sources, (iv) industry competition; (v) our ability to continue to execute our growth strategies; (vi) general economic conditions, and (vii) risks associated with the Company's inability to meet the requirements of The Nasdaq Stock Market for continued listing including possible delisting.  These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.  Forward-looking statements speak only as of the date they are made.  You should not put undue reliance on any forward-looking statements.  We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.  If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

8915 George Williams Rd.    Knoxville, TN 37923    865-690-6900 (phone)    865-691-9982 (fax)    www.nationalcoal.com